Exhibit 99.1

Ampio Expands Board of Directors with Addition of Elizabeth Varki Jobes

ENGLEWOOD, Colo., Feb. 10, 2022 -- Ampio Pharmaceuticals (NYSE American: AMPE), a biopharmaceutical company focused on the advancement of immunomodulatory therapies for prevalent inflammatory conditions, today announced the appointment of Elizabeth Varki Jobes, Esq. to the Company’s Board of Directors. The appointment of Ms. Jobes expands the Company’s Board of Directors from seven members to eight.

“We welcome Elizabeth as an addition to our Board of Directors as we enter into a pivotal period at Ampio,” said Mike Martino, Chairman and CEO of Ampio. “Throughout her impressive career, Elizabeth has amassed extensive governance and compliance expertise that strengthens our competence and deepens our skillset as we initiate a discussion with the FDA on a BLA submission for Ampion in parallel with the pursuit of a partnership.”

Ms. Jobes has nearly three decades of legal and compliance experience. As a practicing attorney, she has built and guided compliance and legal programs for small- and medium-size biopharmaceutical corporations. She currently serves as the Senior Vice President and Global Chief Compliance Officer at Amryt Pharmaceuticals Inc., where she led the development and implementation of a global compliance program following the acquisition of Aegerion Pharmaceuticals.

Previously, Ms. Jobes held leadership positions at many biopharmaceutical companies, including: Senior Vice President, Chief Compliance Officer North America for EMD Serono, Inc.; Global Chief Compliance Officer and Legal Counsel for Spark Therapeutics, Inc.; Senior Vice President, Chief Compliance Officer for Auxilium Pharmaceuticals, Inc.; Vice President, Chief Compliance Officer for Adolor Corporation; and Senior Director, Global Compliance for Cephalon, Inc.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a biopharmaceutical company primarily focused on the advancement of immunology-based therapies to treat prevalent inflammatory conditions for which there are limited treatment options. Ampio’s lead drug, Ampion™, is backed by an extensive patent portfolio with intellectual property protection extending through 2037 and may be eligible for 12-year FDA market exclusivity upon approval as a novel biologic under the Biologics Price Competition and Innovation Act (BPCIA).

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to Ampion and its classification, as well as those associated with regulatory approvals and other FDA decisions, the Biological License Application (BLA), the ability of Ampio to enter  into partnering arrangements,  clinical trials and decisions and changes in business conditions and similar events, the ability to receive regulatory approval to conduct clinical trials, that Ampion may be used to treat ARDS induced by COVID-19, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor and Media Contacts:

Tony Russo or Nic Johnson
Russo Partners
info@ampiopharma.com
tony.russo@russopartnersllc.com
nic.johnson@russopartnersllc.com